EXHIBIT 10.3
FORM OF
AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Management Agreement is made and entered into as of the     day of             , 2010 (this “Management Agreement”), by and among AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC., a Maryland corporation (the “Company”), NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “OP”), and NEW YORK RECOVERY PROPERTIES, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of the Company;

WHEREAS, the Company intends to continue to raise money from the sale of its common stock to be used, net of payment of certain offering costs and expenses, for investment in the acquisition and rehabilitation of income-producing real estate and other real-estate related investments, which are to be acquired and held by the Company or by the OP on behalf of the Company;

WHEREAS, the parties entered into the Management Agreement on February 17, 2010 (the “Original Agreement”); and

WHEREAS, the parties have agreed to make certain amendments and desire to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree that the Original Agreement hereby is amended and restated in its entirety to read as follows:

ARTICLE I.

DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Management Agreement:

1.1           “Account” has the meaning set forth in Section 2.3(i) hereof.

1.2           “Affiliate” means with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.  For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

1.3           “Articles of Incorporation” means the Articles of Incorporation of the Company, as amended from time to time.

1.4           “Budget” has the meaning set forth in Section 2.5(c) hereof.

1.5           “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but shall exclude interest and other investment income of the Owner and proceeds received by the Owner for a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of the Owner.

1.6           “Improvements” means buildings, structures, equipment from time to time located on the Properties and all parking and common areas located on the Properties.

1.7           “Independent Director” has the meaning set forth in the Articles of Incorporation.

1.8           “Joint Venture” means the joint venture or partnership arrangements (other than between the Company and the OP) in which the Company or the OP or any of their subsidiaries is a co-venturer or general partner which are established to own Properties.

1.9           “Management Fees” has the meaning set forth in Section 4.1(a) hereof.

1.10          “Oversight Fees” has the meaning set forth in Section 4.2 hereof.

1.11          “Owner” means the Company, the OP and any Joint Venture that owns, in whole or in part, any Properties.

1.12          “Ownership Agreements” has the meaning set forth in Section 2.3(k) hereof.

1.13          “Person” means an individual, corporation, partnership, joint venture, association, company (whether of limited liability or otherwise), trust, bank or other entity, or government or any agency or political subdivision of a government.

1.14          “Plan” has the meaning set forth in Section 2.5(c) hereof.

1.15          “Properties” means all real estate properties owned by the Owner and all tracts as yet unspecified but to be acquired by the Owner containing income-producing Improvements or on which the Owner will develop or rehabilitate income-producing Improvements.

ARTICLE II.
APPOINTMENT OF THE MANAGER; SERVICES TO BE PERFORMED

2.1           Appointment of the Manager.  The Owner hereby engages and retains the Manager as the sole and exclusive manager and agent of the Properties, and the Manager hereby accepts such appointment, all on the terms and conditions hereinafter set forth, it being understood that this Management Agreement shall cause the Manager to be, at law, the Owner’s agent upon the terms contained herein.

2.2           General Duties.  The Manager shall use commercially reasonable efforts in performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and vigilant manner.  The services of the Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in the area.  The Manager shall make available to the Owner the full benefit of the judgment, experience and advice of its members and staff with respect to the policies to be pursued by the Owner relating to the operation and leasing of the Properties.

2.3           Specific Duties.  The Manager’s duties include the following:

(a)
Lease Obligations.  The Manager shall perform all duties of the landlord under all leases insofar as such duties relate to the operation, maintenance, and day-to-day management of the Properties.  The Manager shall also provide or cause to be provided, at the Owner’s expense, all services normally provided to tenants of like premises, including, where applicable and without limitation, gas, electricity or other utilities required to be furnished to tenants under leases, normal repairs and maintenance, and cleaning and janitorial service.  The Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant which are either expressly required under the terms of the lease of such space or which are customarily provided to tenants.

(b)
Maintenance.  The Manager shall cause the Properties to be maintained in the same manner as similar properties in the area.  The Manager’s duties and supervision in this respect shall include, without limitation, cleaning of the interior and the exterior of the Improvements and the public common areas on the Properties and the making and supervision of repair, alterations, and decoration of the Improvements, subject to and in strict compliance with this Management Agreement and any applicable leases.  Construction and rehabilitation activities undertaken by the Manager, if any, will be limited to activities related to the management, operation, maintenance, and leasing of the Property (e.g., repairs, renovations, and leasehold improvements).

(c)
Leasing Functions.  The Manager shall coordinate the leasing of the Properties and shall negotiate and use its best efforts to secure executed leases from qualified tenants, and to execute same on behalf of the Owner, if requested, for available space in the Properties, such leases to be in form and on terms approved by the Owner and the Manager, and to bring about complete leasing of the Properties.  The Manager shall be responsible for the hiring of all leasing agents, as necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of the Owner.

(d)
Notice of Violations.  The Manager shall forward to the Owner, promptly upon receipt, all notices of violation or other notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate.

(e)
Personnel.  Any personnel hired by the Manager to maintain, operate and lease the Property shall be the employees or independent contractors of the Manager and not of the Owner.  The Manager shall use due care in the selection and supervision of such employees or independent contractors.  The Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.

(f)
Utilities and Supplies.  The Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area.

(g)
Expenses.  The Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Properties, pay all such bills, and, if requested by the Owner, pay, when due, utility and water charges, sewer rent and assessments, any applicable taxes, including, without limitation, any real estate taxes, and any other amount payable in respect to the Properties.  All bills shall be paid by the Manager within the time required to obtain discounts, if any.  The Owner may from time to time request that the Manager forward certain bills to the Owner promptly after receipt, and the Manager shall comply with any such request.  The payment of all bills, real property taxes, assessments, insurance premiums and any other amounts payable with respect to the Properties shall be paid out of the Account by the Manager.  All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designed).

(h)
Monies Collected.  The Manager shall collect all rent and other monies from tenants and any sums otherwise due to the Owner with respect to the Properties in the ordinary course of business.  In collecting such monies, the Manager shall inform tenants of the Properties that all remittances are to be in the form of a check or money order.  The Owner authorizes the Manager to request, demand, collect and provide receipts for all such rent and other monies and to institute legal proceedings in the name of the Owner for the collection thereof and for the dispossession of any tenant in default under its lease.

(i)
Banking Accommodations. The Manager shall establish and maintain a separate checking account (the “Account”) for funds relating to the Properties.  All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of the Owner and shall be withdrawn and disbursed by the Manager for the account of the Owner only as expressly permitted by this Management Agreement for the purposes of performing the obligations of the Manager hereunder.  No monies collected by the Manager on the Owner’s behalf shall be commingled with funds of the Manager.  The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:

(i)      All sums received from rents and other income from the Properties shall be promptly deposited by the Manager in the Account.  The Manager shall have the right to designate two (2) or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Management Agreement.

(ii)  All sums due to the Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by the Manager from the Account prior to the making of any other disbursements therefrom.

(iii) On or before the 30th day following the end of each calendar quarter during the term of this Management Agreement, the Manager shall forward to the Owner all net operating proceeds from the preceding quarter, retaining at all times, however, a reserve of $5,000, in addition to any other amounts otherwise provided in the Budget.

(j)	Tenant Complaints. The Manager shall maintain business-like relations with the tenants of the Properties.

(k)
Ownership Agreements.  The Manager has received copies of the Agreement of Limited Partnership of the OP, Articles of Incorporation and the other constitutive documents of the Owner (collectively, the “Ownership Agreements”) and is familiar with the terms thereof.  The Manager shall use reasonable care to avoid any act or omission which, in the performance of its duties hereunder, shall in any way conflict with the terms of the Ownership Agreements.

(l)
Signs.  The Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as the Manager deems appropriate, subject, however, to the terms and conditions of the leases and to any applicable ordinances and regulations.

2.4           Approval of Leases, Contracts, Etc.  In fulfilling its duties to the Owner, the Manager may, and hereby is authorized to, enter into any leases, contracts or agreements on behalf of the Owner in the ordinary course of the management, operation, maintenance and leasing of the Properties.

2.5           Accounting, Records and Reports.

(a)
Records.  The Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties.  Such records shall be maintained on a double entry basis.  The Owner and persons designated by the Owner shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Management Agreement, all of which the Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by the Manager and approved by the Owner.

(b)
Quarterly Reports.  On or before the 30th day following the end of each calendar quarter during the term of this Management Agreement, the Manager shall prepare and submit to the Owner the following reports and statements:

(i)	Rental collection record;

(ii)	Quarterly operating statement;

(iii)	Copy of cash disbursements ledger entries for such period, if requested;

(iv)	Copy of cash receipts ledger entries for such period, if requested;

(v)	The original copies of all contracts entered into by the Manager on behalf of the Owner during such period, if requested; and

(vi)	Copy of ledger entries for such period relating to security deposits maintained by the Manager, if requested.

(c)
Budgets and Leasing Plans.  On or before November 15 of each calendar year, the Manager shall prepare and submit to the Owner for its approval an operating budget (a “Budget”) and a marketing and leasing plan (a “Plan”) on the Properties for the calendar year immediately following such submission.  Each Budget and Plan shall be in the form approved by the Owner prior to the date thereof.  As often as reasonably necessary during the period covered by any Budget or Plan, the Manager may submit to the Owner for its approval an updated Budget or Plan incorporating such changes as shall be necessary to reflect cost over-runs and the like during such period.  If the Owner does not disapprove a Budget or Plan within thirty (30) days after receipt thereof by the Owner, such Budget or Plan shall be deemed approved.  If the Owner shall disapprove any Budget or Plan, it shall so notify the Manager within said thirty (30) -day period and explain the reasons therefor.  The Manager will not incur any costs other than those estimated in an approved Budget except for:

(i)	maintenance or repair costs under $5,000 per Property;

(ii)
costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of the Property, or for the safety of occupants or other persons on the Property (or to avoid the suspension of any necessary service of the Property);

(iii)	expenditures for real estate taxes and assessments; and

(iv)	maintenance supplies calling for an aggregate purchase price of less than $25,000 for all Properties.

(d)	Returns Required by Law. The Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.

(e)
Notices.  Promptly after receipt, the Manager shall deliver to the Owner all notices, from any tenant, or any governmental authority, that are not of a routine nature.  The Manager shall also report expeditiously to the Owner notice of any extensive damage to any part of the Properties.

2.6           Subcontracting.  Notwithstanding anything to the contrary contained in this Agreement, the Manager may subcontract any of its duties hereunder, without the consent of the Owner, for a fee that may be less than the Management Fees paid hereunder.  In the event that the Manager does so subcontract any its duties hereunder, such fees payable to such third parties may, at the instruction of the Manager, be deducted from the Management Fee and paid by the Owner to such parties, or paid directly by the Manager to such parties, in its discretion.

ARTICLE III.
EXPENSES

3.1           Owner’s Expenses.  Except as otherwise specifically provided, all costs and expenses incurred hereunder by the Manager in fulfilling its duties to the Owner shall be for the account of and on behalf of the Owner.  Such costs and expenses may include, without limitation, reasonable wages and salaries and other employee-related expenses of all on-site and off-site employees of the Manager who are engaged in the operation, management, maintenance and leasing of the Properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses which are directly related to the operation, management, maintenance and leasing of specific Properties.  All costs and expenses for which the Owner is responsible under this Management Agreement shall be paid by the Manager out of the Account.  In the event the Account does not contain sufficient funds to pay all of the costs and expenses, the Owner shall fund all sums necessary to meet such additional costs and expenses.

3.2           Manager’s Expenses.  The Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.

ARTICLE IV.
MANAGER’S COMPENSATION

4.1           Management Fees.

(a)
The Owner shall pay the Manager property management and leasing fees (the “Management Fees”), on a monthly basis, (i) for non-hotel Properties, equal to four percent (4.0%) of gross revenues collected from such properties, plus market-based leasing commissions applicable to the geographic location of the Property, and (ii) for all hotel Properties, a fee based on a percentage of gross revenues collected from such hotel at a market rate in light of the size, type and location of the hotel Property, plus a customary incentive fee based on performance.  Except as otherwise set forth herein, the Owner shall also reimburse the Manager for any costs and expenses incurred by the Manager in connection with managing the Properties.

(b)
The Manager may charge a separate fee for the one-time initial rent-up or leasing-up of newly constructed Properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties.

(c)
Notwithstanding the foregoing, the Manager may be entitled to receive higher fees in the event the Manager can demonstrate to the satisfaction of the board of directors of the Company (including a majority of the Independent Directors) through empirical data that a higher competitive fee is justified for the services rendered and the type of Property managed.  As described in Section 2.6 above, in the event that the Manager properly engages one or more third parties to perform the services described herein, the fees payable to such parties for such services will be deducted from the Management Fees, or paid directly by the Manager, at the Manager’s option.  The Manager’s compensation under this Section 4.1 shall apply to all renewals, extensions or expansions of leases which the Manager originally negotiated.

4.2           Oversight Fees.  If the Owner contracts directly with one or more third parties for the services described in Section 2.3 above, the Owner will pay such third parties customary market fees and shall pay the Manager oversight fees (the “Oversight Fees”) equal to 1.0% of the Gross Revenues of the particular Property managed by such third parties. In no event shall the Manager (including any Affiliate of the Manager) be entitled to both Management Fees and Oversight Fees with respect to any particular Property.

4.3           Additional Fees.  If the Manager provides services other than those specified herein, the Owner shall pay to the Manager a monthly fee equal to no more than that which the Owner would pay to a third party that is not an Affiliate of the Owner or the Manager to provide such services.

4.4           Audit Adjustment.  If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, the Owner or the Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be.  If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, the Manager shall bear the cost of such audit.

ARTICLE V.
INSURANCE AND INDEMNIFICATION

5.1           Insurance to be Carried.

(a)
The Manager shall obtain and keep in full force and effect insurance on the Properties against such hazards as the Owner and the Manager shall deem appropriate, but in any event, insurance sufficient to comply with the leases and the Ownership Agreements shall be maintained.  All liability policies shall provide sufficient insurance satisfactory to both the Owner and the Manager and shall contain waivers of subrogation for the benefit of the Manager.

(b)
The Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of the Manager at the Properties and all persons engaged in the performance of any work required hereunder, and the Manager shall furnish the Owner certificates of insurers naming the Owner as a co-insured and evidencing that such insurance is in effect.  If any of the Manager’s duties hereunder are subcontracted as permitted under Section 2.6, the Manager shall include in each subcontract a provision that the subcontractor shall also furnish the Owner with such a certificate.

5.2           Cooperation with Insurers.  The Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance which is in effect or for which application has been made.  The Manager shall use its best efforts to comply with all requirements of insurers.

5.3           Accidents and Claims.  The Manager shall promptly investigate and report in detail to the Owner all accidents, claims for damage relating to the ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by the Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction.  Such reports shall be given to the Owner promptly and any report not so given within ten (10) days after the occurrence of any such accident, claim, damage or destruction shall be noted in the report delivered to the Owner pursuant to Section 2.5(b).  The Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and provide receipts for loss proceeds.

5.4           Indemnification.  The Manager shall hold the Owner harmless from and indemnify and defend the Owner against any and all claims or liability for any injury or damage to any person or property whatsoever for which the Manager is responsible occurring in, on, or about the Properties, including, without limitation, the Improvements when such injury or damage is caused by the negligence or misconduct of the Manager, its agents, servants, or employees, except to the extent that the Owner recovers insurance proceeds with respect to such matter.  The Owner will indemnify and hold the Manager harmless against all liability for injury to persons and damage to property caused by the Owner’s negligence and which did not result from the negligence or misconduct of the Manager, except to the extent the Manager recovers insurance proceeds with respect to such matter.

ARTICLE VI.
TERM; TERMINATION

6.1           Term.  This Management Agreement shall commence on the date first above written and shall continue until terminated in accordance with the earliest to occur of the following:

(a)
One year from the date of the commencement of the term hereof.  However, this Management Agreement will be automatically extended for an unlimited number of successive one year terms at the end of each year unless any party gives sixty (60) days’ written notice to the other parties of its intention to terminate this Management Agreement;

(b)	Immediately upon the occurrence of any of the following:

(i)      A decree or order is rendered by a court having jurisdiction (A) adjudging the Manager as bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Manager under the federal bankruptcy laws or any similar applicable law or practice, or (C) appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Manager or a substantial part of the Manager’s assets, or for the winding up or liquidation of its affairs, or

(ii)      The Manager (A) voluntarily institutes proceedings to be adjudicated bankrupt or insolvent, (B) consents to the filing of a bankruptcy proceeding against it, (C) files a petition, answer or consent seeking reorganization, readjustment, arrangement, composition  or relief under any similar applicable law or practice, (D) consents to the filing of any such petition, or to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its assets, (E) makes an assignment for the benefit of creditors, (F) is unable to or admits in writing its inability to pay its debts generally as they become due, unless such inability shall be the fault of the Owner, or (G) takes corporate or other action in furtherance of any of the aforesaid purposes; and

(c)	Upon written notice from the Owner in the event that the Manager commits an act of gross negligence or willful misconduct in the performance of its duties hereunder.

Upon termination, the obligations of the parties hereto shall cease; provided, however; that the Manager shall comply with the provisions hereof applicable in the event of termination and shall be entitled to receive all compensation which may be due to the Manager hereunder up to the date of such termination; provided further, however; that if this Management Agreement terminates pursuant to clauses (b) or (c) of this Section 6.1, the Owner shall have other remedies as may be available at law or in equity.

6.2           Manager’s Obligations after Termination.  Upon the termination of this Management Agreement, the Manager shall have the following duties:

(a)	The Manager shall deliver to the Owner, or its designee, all books and records with respect to the Properties.

(b)
The Manager shall transfer and assign to the Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the Properties, except personal property paid for and owned by the Manager.  Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise the Owner, or its designee, regarding the operation, maintenance and leasing of the Properties.

(c)
The Manager shall render to the Owner an accounting of all funds of the Owner in its possession and shall deliver to the Owner a statement of Management Fees claimed to be due the Manager and shall cause funds of the Owner held by the Manager relating to the Properties to be paid to the Owner or its designee.

(d)	The Manager shall cooperate with the Owner to provide an orderly transition of the Manager’s duties hereunder.

ARTICLE VII.
MISCELLANEOUS

7.1           Notices.  All notices, approvals, consents and other communications hereunder shall be in writing, and, except when receipt is required to start the running of a period of time, shall be deemed given when delivered in person or on the fifth day after its mailing by either party by registered or certified United States mail, postage prepaid and return receipt requested, to the other party, at the addresses set forth after their respect name below or at such different addresses as either party shall have theretofore advised the other party in writing in accordance with this Section 7.1.

To the Owner:	American Realty Capital New York Recovery REIT, Inc.
405 Park Avenue
New York, New York 10022
Attention: William M. Kahane,
President

with a copy to:

New York Recovery Operating Partnership, L.P.
405 Park Avenue
New York, New York 10022
Attention: William M. Kahane

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention: Peter M. Fass, Esq.
James P. Gerkis, Esq.

To the Manager:	New York Recovery Properties, LLC
405 Park Avenue
New York, New York 10022
Attention: William M. Kahane,
Chief Operating Officer

with a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention: Peter M. Fass, Esq.
James P. Gerkis, Esq.

7.2           Governing Law.  This Management Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

7.3           Assignment.  Except as permitted in Section 2.6 hereof, this Management Agreement may not be assigned by the Manager, except to an Affiliate of the Manager, and then only upon the consent of the Owner and the approval of a majority of the Independent Directors.  Any assignee of the Manager shall be bound hereunder to the same extent as the Manager.  This Agreement shall not be assigned by the Owner without the written consent of the Manager, except to a Person which is a successor to such Owner.  Such successor shall be bound hereunder to the same extent as such Owner.  Notwithstanding anything to the contrary contained herein, the economic rights of the Manager hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by the Manager without the consent of the Owner.

7.4           No Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Management Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

7.5           Amendments.  This Management Agreement may be amended only by an instrument in writing signed by the party against whom enforcement of the amendment is sought.

7.6           Headings.  The headings of the various subdivisions of this Management Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.

7.7           Counterparts.  This Management Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

7.8           Entire Agreement.  This Management Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

7.9           Disputes.  If there shall be a dispute between the Owner and the Manager relating to this Management Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.

7.10         Activities of the Manager.  The obligations of the Manager pursuant to the terms and provisions of this Management Agreement shall not be construed to preclude the Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with the Owner or the business of the Owner.

7.11         Independent Contractor.  The Manager and the Owner shall not be construed as joint venturers or partners of each other pursuant to this Management Agreement, and neither party shall have the power to bind or obligate the other except as set forth herein.  In all respects, the status of the Manager to the Owner under this Management Agreement is that of an independent contractor.

7.12         Pronouns and Plurals.  Whenever the context may require, any pronoun used in this Management Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Management Agreement as of the date first above written.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

By:
Name: William M. Kahane
Title: President

NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P.

By:	American Realty Capital New York Recovery REIT, Inc.

its General Partner

By:
Name: William M. Kahane
Title: President

NEW YORK RECOVERY PROPERTIES, LLC

By:	New York Recovery Special Limited Partnership, LLC

its Member

By:	American Realty Capital III, LLC

its Managing Member

By:
Name: Nicholas S. Schorsch
Title: Authorized Signatory